Exhibit 10.1
DISTRIBUTION AND MANUFACTURING AGREEMENT

This Distribution Agreement (the "Agreement") is made by and between Sequiam Biometrics, Inc. (“Sequiam”) , a Florida Corporation with offices at 300 Sunport Lane, Orlando Florida, 32809, hereinafter referred to as "Manufacturer"),and Quasar Group, Inc. (“Quasar”) a Colorado Corporation, with offices at 1746 Cole Boulevard Building 21, Suite 225 Golden, CO 80401-3210.

Whereas, the parties hereto enter into an agreement on an exclusive basis to set out the terms and conditions of the distribution of the Manufacturer's products and services as listed in Exhibit A (hereinafter called "Products”.)

The parties agree that Sequiam and Quasar will form a new corporation in Switzerland with the shares divided 51% to Sequiam and 49% to the Quasar. Sequiam must approve the form of corporate charter and bylaws prior to incorporation of the new company. The new corporation formed will hereinafter be referred to as “Distributor”.

As a prerequisite of the Swiss Bonny system, the parties will bring to the Swiss company capital a minimum of 1.5 Million US Dollars in invisible assets. Based on that, the Distributor will make it’s best effort to secure funding via the Swiss Bonny program equal to 3 million CHF utilizing the efforts of Quasar Group. The funding will comprise a loan with an annual interest rate corresponding to the standard commercial credit interest rate in Switzerland and amortized over a period no longer than 10 years. The funding should have a grace period of no less than 2 years.

Now therefore, in consideration of the mutual covenants, conditions and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree, as follows:

Article 1 - Appointment

1.1	Manufacturer Appointment:
Manufacturer hereby appoints Distributor for the term of this Agreement as referred to in paragraph 2.1. The Distributor hereby accepts such appointment and agrees to purchase from Manufacturer all of its requirements as needed for the Products for sale in the Territory in the terms of this Agreement. The Territory is defined to include the following region: Europe, Middle East

Distributor Appointment:
Distributor hereby appoints Manufacturer, as its exclusive biometric design and manufacture partner to design and manufacture the Products. Manufacturer hereby accepts such appointment and agrees to provide biometric products for the distributor beginning with the products listed in Exhibit A.

1.2	Distributor agrees not to modify or alter the Products without the prior written consent of the Manufacturer.

Article 2 - Term, Performance, Default and Payment

2.1 The term of this Agreement shall be from July 6th, 2006 until July 6th, 2016.
Thereafter, this agreement shall be renewed for an additional term of twenty-four (24) consecutive months, unless one party provides the other written notice of termination at least 12 months prior to the expiration of the then current term. Any expiration or termination shall not modify or alter any of the rights or obligations of the parties, which arose prior to such expiration or termination.

2.2
Distributor shall pay to the Manufacturer, development costs for custom designs which shall be determined by the Manufacturer and approved by the Distributor. Actual hardware, software, and installation will incur separate charges as outlined in the distributor price list.

2.3	The distributor may incur future development costs for any project additions that are not within the scope of Exhibit A based on a quote made by the Manufacturer and accepted by the Distributor.

2.4	Distributor shall be authorized to perform the following functions at it’s own expense:

A) Final Product Assembly

B) Sales and Marketing

C) Tier 1 Technical Support

D) Quality Assurance

E) Service and Repair

2.5
The Distributor is authorized to integrate by itself the Manufacturer technology to answer specific customer needs when authorized in writing by manufacturer to do so. Such authorization will not be unreasonably withheld.

2.6	Distributor is authorized to offer products on an OEM basis only when approved in writing by the manufacturer and a case by case basis. Such approval will not be unreasonably withheld
2.7	All new available Manufacturer products or solutions must be offered to the Distributor as long as they do not violate any agreements to do so.

Article 3 - Default

3.1 Events of Default. Either party may terminate this Agreement if:

3.1.1
The other party breaches any material term or condition of this Agreement and fails to cure such breach within sixty (60) days after the due date (with respect to any payment default) or within ninety (90) days after receipt of written notice for any other breach.

3.1.2
The other party files a voluntary petition or is subject to an involuntary petition in bankruptcy or commences a liquidation and dissolution or voluntarily assigns its assets for the benefit of creditors. In the event Manufacturer becomes insolvent technical documentation will be provided to Distributor, such documentation will only be sufficient to provide technical support not to build compatible or similar hardware units.

3.2
All material provided by the Manufacturer and in possession by Distributor shall be returned to the Manufacturer within fourteen (14) days of the termination and expiration or default of this contract, including but not limited to computer equipment, design documents and drawings, tests and diagnostic equipment that was agreed to be developed or otherwise produced or supplied by the manufacturer. Distributor can retain any inventory that has been paid for in full on or before the date of termination.

.

Article 4 - Distributor’s Duties

4.1 Delivery. Manufacturer will use all commercially reasonable efforts to deliver the Products in accordance with any purchase order. Manufacturer will make all reasonable efforts to package product to prevent damage during shipping. After the shipment delivery, the products will be controlled by the Distributor who will sign the carrier receipt for acceptation. Risk of loss or damage to the Products is the Manufacturer responsibility until the products are accepted by the Distributor. In case of loss or damage of the goods by the carrier, the Manufacturer will work in concert with the Distributor on the Manufacturer compensation due by the carrier.

4.2
Price. The price to be paid by Distributor for any Product purchased from Manufacturer is outlined in Distributor price list attached hereto as Exhibit A. Unless otherwise stated and agreed to, prices are listed and are payable in United States Dollars. Prices are inclusive of those items specifically identified on Exhibit A and exclusive of any item not so specified or described in Exhibit A. In addition to the purchase price, Distributor will pay any and all costs which Manufacturer may incur or pre-pay (without any obligation on Manufacturer to do so) on behalf of or for the benefit of Distributor, including, but without limitation, shipping and handling fees. All the "extra charges" must be clearly defined by the manufacturer with at least 90 days advance notice.

4.3 Price Changes. Except as otherwise agreed, the prices are subject to change from time to time. Any price change will be effective thirty (30) days after written notice from Manufacturer and will apply to  all Products ordered by Distributor after the effective date of the change. If Manufacturer reduces any product price or offers increased discounts, Manufacturer will credit Distributor within thirty (30) days the difference between the original product price and the reduced product price for Distributor's product inventory, including but not limited to: (i) any Manufacturers product in transit to Distributor, (ii) any product in Distributor inventory that was purchased within the previous thirty (30) day period. In the event that Manufacturer increases the price of the product to Distributor, Manufacturer has the right to limit the purchase quantities.

4.3.1	Pricing not specifically specified within Exhibit A shall be calculated according to the following formula: (Product cost of manufacture + 19% burden rate)*1.15)+ shipping)

4.4 Payment.

4.4.1 Distributor must pay for and must accept all of the Products shipped by Manufacturer pursuant to Distributors purchase orders.

4.4.2
Payment of any sums due to Manufacturer hereunder must be made by wire transfer or check in United States Dollars. Unless otherwise agreed to in writing, Distributor must pay the Manufacturer the applicable purchase price plus all additional costs (including such items as duties, tax, freight, etc.).

4.5
Promotion. Distributor will actively promote the sale of the Manufacturer’s Products in the Territory as aforementioned in Paragraph 1.1, including information and advice to promote the sale of the Products. The Distributor shall provide a schedule of planned events (for the duration of this Agreement) to the Manufacturer within sixty (60) days of the date hereof. The Manufacturer will coordinate with the Distributor for joint participation at certain events as deemed necessary by the Distributor.

4.6	Reporting. Distributor shall keep Manufacturer informed of Distributor activities and of market conditions within the Territory through monthly sales reports that provide Customer identity and location.

4.7
Support Services. Distributor shall provide and maintain, at its own expense, adequate customer service facilities and properly trained and necessary staff to carry out first line support of the Products, including but not limited to, reasonable telephone support to Customers, including diagnosing problems with the Products purchased by the Customer. Distributor will also implement all support programs and upgrade procedures for the Products as required by Manufacturer from time to time. Manufacturer will provide hardware support as described in the warranty section of this agreement.

4.8	Customers generated by the Distributor activity are the property of the Distributor.

4.9	The Manufacturer shall provide products that are matching the local certification regulations where financially feasible.

Article 5 - Manufacturer's Rights

5.1
Right of Inspection. Manufacturer shall have the right, at reasonable times during business hours, to inspect the sales and customer records of Distributor with two (2) working days prior written notice.

5.2
Change of Design. Manufacturer may, at any time and without liability to Distributor, improve, modify or discontinue any Product or feature of any Product. Manufacturer will not be obliged to make any change or upgrade to any Product shipped to Distributor prior to the official introduction of any change to same. Manufacturer may in writing, without liability to Distributor, fill any order placed by Distributor for any given Product by substituting therefore a modified or changed version of the same, so long as there is no significant loss of performance and/or functionality.

5.3 Distributor will have no access to the Manufacturer’s confidential information contained in the server.

5.4 All customer lists related to the Product in the territory will be shared by the Manufacturer and the Distributor. Both parties will be granted reasonable access to this information at their discretion.
Article 6 -Returns

6.1
Defective Product. Distributor may return any Product to Manufacturer that Distributor or its customer finds defective. If Distributor has insufficient inventory to replace customer’s defective merchandise, Distributor shall immediately place an offsetting purchase order greater or equal to the return amount.

Article 7 -Trademarks, Copyrights and Trade Secrets

7.1
Use. All of the Products that are sold by Distributor directly or indirectly must bear an authorized trademark of the Manufacturer. Distributor may place its private label on Products (or OEM labels approved by manufacturer in writing) at Distributors own expense so long as the Manufacturer’s trademark is still denoted on the product.

7.2Copying Prohibited. Distributor may not modify, copy or otherwise reproduce in any way any Product Software or Hardware (including materials and any other documentation) supplied with any Product sold hereunder. Distributor shall, maintain the integrity of all copyright and trademarks of Manufacturer as depicted on the Products.

7.3	Survival. Distributor's obligations under the terms of this agreement shall survive the termination of this Agreement, regardless of the cause of said termination.

7.4	Copyright Protection. Distributor acknowledges that the product firmware is entitled to protection under the Copyright Laws of the United States of America (collectively, the "Copyright Laws").

7.5 Confidentiality. Each party shall keep all proprietary and confidential information of the  delivering party, including, without limitation, its business, prospects, clients, technical know-how, methods, procedures, data, specifications, designs, software code, and formulas not  previously disclosed to the public (the "Information") or received by it or its agents, affiliates, representatives or employees confidentially and shall not, without the delivering party's prior  written consent, disclose, or permit the use of or the disclosure or use by its agents, affiliates, representatives or employees of, any such Information, other than in connection with its duties  under this Agreement. Moreover, each party agrees to reveal the Information to its agents, affiliates, representatives and employees solely for the purpose of performing this Agreement and to inform such persons of the confidential nature of the Information and obtain the agreement of such persons to act in accordance with the terms and conditions of this Section. This provision shall survive the termination of this agreement. This provision shall be governed by Florida Statute 812.081.

Article 8 - Intellectual Property Infringement

8.1	Notice. Each party will promptly notify the other in writing if the party becomes aware of:

8.1.1
Any infringement of any patent, trademark, copyright, trade secret or other intellectual property rights vested in the Manufacturer (the "Intellectual Property Rights") related to the Products; and/or any actual or potential claim involving the use of the Products that may infringe on the actual or alleged Intellectual Property Rights of any other person or entity.

8.2
Indemnity. Manufacturer shall not be liable for any and all alleged infringement where the Product sold by Distributor has been used in a manner for which it was not intended by Manufacturer or where any alleged infringement as a result of modification of the Product, or parts thereof, after its sale by Manufacturer to Distributor.

Article 9 - Manufacturer's Warranties

9.1
Manufacturer's Warranties. Manufacturer warrants to Distributor, its customers, end users, agents and representatives, that the Products will perform in accordance with Manufacturer's Warranty Policy as in effect from time to time. The current version of such Warranty Policy is shown in Exhibit B hereto and shall be the only warranty under this Agreement, if not contrary to the laws of the United States, until a new warranty is provided to Distributor in writing signed by an authorized officer of Manufacturer. Any replacement warranty will be provided in advance to Distributor in writing and approved by the parties. Said approval will not be unreasonably withheld. Distributor will provide notice in writing within 3 business days.

Article 10- Manufacturer's Liability

10.1.1
Manufacturer shall not have any liability to Distributor or any Customer, in tort, contract or otherwise, for claims, losses, damages or injuries arising out of the design, manufacture, sale, use, licensing or performance of any of the Products or in connection with any matter of any nature arising out of or in connection with this Agreement.

NOTWITHSTANDING THE FOREGOING, MANUFACTURER SHALL NOT BE LIABLE TO DISTRIBUTOR OR CUSTOMERS, FOR ANY INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES WHATSOEVER WHICH ARISE OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE DESIGN, MANUFACTURE, SALE, USE, LICENSING OR PERFORMANCE OF ANY OF THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, DAMAGES ARISING FROM DELAY OF DELIVERY OR FROM LOSS OF PROFITS, DATA, BUSINESS OR GOODWILL, EVEN IF MANUFACTURER IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article 11 - Distributor's Warranties

11.1 Warranties to Manufacturer. Distributor represents and warrants to Manufacturer that:

11.1.1
Distributor is to be legally incorporated under the laws of Switzerland with all requisite power to perform under this agreement. Distributor is qualified to do business in every jurisdiction where such qualification is required.

11.2
Indemnity. Distributor shall, at its sole expense, indemnify, defend and hold Manufacturer harmless against any representations or warranties made by Distributor, which representations or warranties were not expressly made under Manufacturer's Warranty Policy; and such indemnification shall extend to any and all actions, suits or proceedings incidental to any such claims, losses or damages.

11.3	Remedies. The only rights and remedies conferred by this Agreement shall be each party's cause of action for breach of contract.

Article 12 - Import/Export Restrictions

12.1 Compliance. Distributor shall comply, at its sole cost, with the laws of the defined Territory, in performing its obligations and duties hereunder and in any of its dealings with or relating to Manufacturer and/or any Product.

Distributor will use its best efforts to ensure that Customers will similarly comply with said laws and export licenses.

Article 13 - Taxes and Other Deductions

13.1
No Withholding. No deductions of any kind shall be made from any payment of monies to Manufacturer by Distributor under this Agreement, including the deduction or withholding of any taxes imposed by the government(s) or tax authorities in the Territory.

13.2  Adjustments.

13.2.1
If Distributor is required by the government or taxing authority of the Territory to deduct or withhold any taxes or duties from the monies payable to Manufacturer by Distributor, then Distributor shall pay Manufacturer the gross amount of such monies, so that the net amount received by Manufacturer (after withholding or deducting the required amount) is equal to the amount originally owed or invoiced.

13.3
Taxes. Except as otherwise expressly provided in this Agreement, Distributor shall pay directly, and indemnify Manufacturer against and repay Manufacturer on demand for any and all income, franchise, sales, use, personal property, ad valorem, value-added, stamps or other taxes, levies, or other fees, together with any loss, liability, claim, costs or expenses, interest and penalties incurred by Manufacturer as a result of Distributor's failure to pay any such taxes when due.

Article 14 - Mediation and/or Litigation

14.
Mediation. The parties shall endeavor to resolve any dispute arising out of or relating to this Agreement by mediation. Unless otherwise agreed, the parties will each select a mediator and the 2 mediators will select a third. Jurisdiction for said mediation shall be the State of Florida.

Article 15 - Entire Agreement

15.
Entire Agreement. This Agreement, together with its attached Exhibits, all of which are incorporated herein by this reference and made a part hereof, contains the entire agreement between the parties hereto, and supersedes any and all other oral or written representations, statements, promises, agreements and letters or other expressions of intent of any kind with respect to the subject matter hereof. This Agreement may not be modified or amended without the prior written consent of the parties. However, the foregoing shall not limit the right of Manufacturer to amend, from time to time in its sole discretion, the Prices or the Warranty Policy.

Article 16 - Force Majeure

16.
Force Majeure. Neither party hereto shall have any liability for delay or non-fulfillment of any terms of this Agreement caused by the party's direct or indirect control (but excluding financial inability) such as act of God, force Majeure, war, riots or civil disturbance, strikes, accident, fire, transportation conditions, labor and/or material shortages, governmental controls, regulations and permits and/or embargoes.

ACCEPTED BY THE UNDERSIGNED FULLY AUTHORIZED AGENTS OF BOTH PARTIES.

/s/ David R. Allen__________________

For and on behalf of: Quasar Group, Inc.
(Who warrants her/his authority hereto)

DATE _July 6, 2006________________

/s/ Kevin Henderson____________

Kevin Henderson
President
For and on behalf of: Sequiam Biometrics, Inc.
(Who warrants his/her authority hereto)

DATE _July 6, 2006________________

Product Description & Product Pricing

EXHIBIT A

Components	Distributors cost per unit
Any Sequiam Products whose availability for distribution or assembly in Europe is not restricted or prohibited by any contract or agreement that pre-dates this agreement; and, any Sequiam product that is not now or in the future subject to exclusive rights granted to a Sequiam OEM client where such client purchases contractual exclusive rights to that product by paying its development costs.
As described in Article 2

EXHIBIT B
Manufacturer's Warranty

I.  Limited Warranty.

(A)
Manufacturer warrants to Distributor that it has right, title, and interest in Product(s) to rightfully transfer to the Distributor free of any liens and that Product(s) furnished will be new, merchantable, free from defects in material and workmanship, and will conform to and perform in accordance with respective Product specifications for one (1) year from the date of delivery. Should the Products not perform according to applicable Product specifications Manufacturer shall repair or replace the Product, at Manufacturer's sole cost and expense.

(B)
Disclaimer of Warranties. EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN SECTION 10.1.1 AND IN THIS EXHIBIT B, MANUFACTURER MAKES NO WARRANTIES OR REPRESENTATIONS TO DISTRIBUTOR OR TO ITS END-USER CUSTOMERS WITH RESPECT TO THE PRODUCTS, THE PERFORMANCE OF THE PRODUCTS, THE DOCUMENTATION PROVIDED WITH RESPECT TO THE PRODUCTS, OR ANY SERVICES PROVIDED HEREUNDER. MANUFACTURER EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, CONCERNING THE PRODUCTS, DOCUMENTATION AND SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER EXPRESS OR IMPLIED WARRANTY, WHETHER ARISING IN LAW, CUSTOM, CONDUCT OR OTHERWISE.

(C)  Neither Distributor nor its sales representatives, agents or third party Distributors or Marketers has the authority to make or bind Manufacturer to any affirmation, warranty, guarantee, or representation, whether written or oral, concerning the Products.

(D)
Defective Product(s) in warranty will be returned to Distributor for Tier 1 repair or replacement, Distributor may choose to charge reasonable fees for this service to the end user. The Distributor shall notify the Manufacturer's Customer Service Organization to describe the nature of the defective product for technical support. Manufacturer will provide electronic or telephonic technical support for troubleshooting defective product at no charge. If repair expense to the distributor exceeds 25% of the amount distributor paid manufacturer for the product the Manufacturer will assess the problem and provide shipping instructions including assigning a return goods authorization number (RGA) to facilitate the shipment of the defective Product back to the Manufacturer. Unless otherwise agreed by the Manufacturer and the Distributor, Manufacturer shall complete repairs and ship repaired Product(s), or replace Product(s), within fifteen (15) business days of receipt of defective Product(s) at Manufacturer factory location in the Continental United States. The Distributor shall bear the risk of in-transit loss or damage up to the point the Product(s) is placed in the possession of the carrier and Manufacturer shall bear the cost of transportation charges for shipment to Manufacturer of the Product(s) to be repaired or replaced. For return shipments from Manufacturer to Distributor, Manufacturer shall bear the risk of in-transit loss or damage and shall prepay and bear the cost of transportation charges for shipment of the Product(s) which has been repaired or replaced. If the Product(s) returned is not defective or is not in warranty, Manufacturer shall promptly advise Distributor in writing of this. In such cases, Manufacturer shall either (1) return the Product(s) to Distributor at Distributor's expense and risk in its "as-received" condition or (2) repair the Product(s) if so instructed by Distributor in writing and charge Distributor for labor, parts, and shipping in accordance with Article II "Repairs Not Covered under Warranty."

(E)
Any replacement, repair, modification, installation, or other service performed by Manufacturer shall be warranted, commencing with the date upon which repaired Product(s) is returned to Distributor for the remainder of the unexpired period of the warranty or ninety (90) days, whichever is greater.

(F) The warranties herein do not extend to Product(s) to the extent that such Product(s) have
(1) been subject to misuse, neglect, accident, or abuse not caused by Manufacturer;
(2)	been wired, repaired, or altered by anyone other than Manufacturer without Manufacturer's approval;
(3) been improperly used by any personnel, including Distributor and Customer;
(4)	been used in violation of the appropriate written instructions furnished to Distributor; or
(5)	been subjected to improper temperature, humidity, or other environmental conditions, and such action is the cause of the damage or malfunction.

II.	Repairs Not Covered under Warranty

(A) Any defect that requires less than 25% of the distributor cost to purchase the product to repair.

(B) In addition to repairs provided for under the "Warranty" section of this policy.

(C) Repair pursuant to this Article II shall be performed and billed at Manufacturer's prevailing repair charge rates.